Exhibit 99.2

For Immediate Release

Mediacom Broadband LLC Announces

Pricing of Private Offering of Senior Notes due 2021

Mediacom Park, NY – March 12, 2014 - Mediacom Broadband LLC, a wholly-owned subsidiary of Mediacom Communications Corporation, announced today that it has priced an offering of $200 million aggregate principal amount of senior notes due 2021 (the “Senior Notes”) in a private sale to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes were issued at par and will bear interest at a rate of 5 1⁄2% per year.

Mediacom Broadband LLC expects to close the offering on March 17, 2014, subject to the satisfaction of customary closing conditions, and intends to use the proceeds from the offering to repay $200 million of principal amount outstanding under Term Loan D, which has a final maturity of January 31, 2015. Following such repayment, there will be $544 million principal amount outstanding under Term Loan D.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact:
Investor Relations	Media Relations
Mark E. Stephan	Thomas Larsen
Executive Vice President and	Group Vice President,
Chief Financial Officer	Legal and Public Affairs
(845) 443-2640	(845) 443-2754

Mediacom Communications Corporation

1Mediacom Way — Mediacom Park, NY 10918 — 845-443-2600 — Fax 845-698-4100